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                                                                    EXHIBIT 4(c)

                    GUARANTEED MINIMUM ACCOUNT VALUE ("GMAV")
                                   ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

EFFECTIVE DATE: [date]

GMAV DATE: [date]

                                   DEFINITIONS

EFFECTIVE DATE
The date shown above when this Endorsement becomes effective. If this Endorsement is elected at Contract issue, the Effective Date is the date Your Contract is issued. If this Endorsement is elected after Your Contract is issued, the Effective Date is the Contract Anniversary following receipt of Your written election, in good order as defined by Us, at Our Annuity Service Center.

GMAV BASE
The basis that is used to determine the GMAV Benefit (as described below). The GMAV Base is calculated from the Effective Date of this Endorsement to the GMAV Date. After the GMAV Date there is no GMAV Base as described in this Endorsement.

THE GMAV BASE IS USED SOLELY FOR THE PURPOSE OF CALCULATING THE GMAV BENEFIT AND DOES NOT PROVIDE A CONTRACT VALUE OR GUARANTEE PERFORMANCE OF ANY INVESTMENT OPTION.

GMAV BENEFIT
The benefit provided by this Endorsement is the amount added to the Contract Value on the GMAV Date. This amount, if any, will be allocated on the GMAV Date to a Cash Management Portfolio or an equivalent portfolio. Once the GMAV Benefit is allocated to the Cash Management Portfolio or an equivalent portfolio, the amount is available for transfer or withdrawal in accordance with the provisions of the contract. The GMAV Benefit is not considered a Premium or Purchase Payment ("Purchase Payment"). The GMAV Benefit has no value on any date other than on the GMAV Date.

GMAV DATE
The date, shown above, on which the GMAV Benefit is calculated and added to Your Contract Value.

spousal beneficiary
Your spouse, if designated as Your primary Beneficiary on the date of Your death, who elects to continue the Contract as the new Owner ("Owner") upon Your death.

                                 GMAV PROVISIONS

This Endorsement provides a GMAV Benefit subject to the terms and conditions described herein. On the GMAV Date, if the GMAV Base is greater than the Contract Value, We will add the GMAV Benefit to Your Contract Value.

GMAV Charge
The charge is deducted from the portion of Your Contract Value allocated to the Variable Portfolio(s) ("Subaccount(s)") on a quarterly basis beginning one Contract quarter following the Effective Date of this Endorsement. A full quarterly charge will also be deducted on the GMAV Date. The GMAV Charge will not be deducted after the GMAV Date.

  Years Since Effective Date               Annualized GMAV Charge Percentage
  --------------------------               ---------------------------------
         [0-5]                                      [0.60%]
         [6-10]                                     [0.35%]
         [11+]                                      [0.00%]

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The GMAV Charge deducted on a quarterly basis is calculated as one-fourth of the
Annualized GMAV Charge Percentage applied to any positive difference between the Contract Value and any Purchase Payments made more than 90 days since the Effective Date.

Calculation of the GMAV Base and GMAV Benefit
The GMAV Base on any date following the Effective Date, up to and including the GMAV Date, is equal to (a) or (b) minus (c) where:

    (a) is, if the GMAV Benefit is elected at Contract issue, the first Purchase Payment received on the Effective Date and any subsequent Purchase Payments multiplied by the percentage as specified in the table below;

    (b) is, if this GMAV Benefit is elected after Contract issue, the Contract Value on the Effective Date and any subsequent Purchase Payments multiplied by the percentage as specified in the table below;

    (c) is a proportional adjustment for each partial withdrawal (including any charges on each such withdrawal) taken subsequent to the Effective Date. A proportional adjustment is the GMAV Base immediately prior to a withdrawal multiplied by the percentage by which the Contract Value is reduced at the time of that withdrawal.

If the GMAV Base is greater than the Contract Value on the GMAV Date, the GMAV Benefit is calculated as the difference between the GMAV Base and the Contract Value on the GMAV Date. If the GMAV Base is less than the Contract Value on the GMAV Date, no benefit is added to the Contract Value.

The table below is used for purposes of calculating the GMAV Base as determined by the time elapsed since the Effective Date of this Endorsement and the day on which Purchase Payments are received by us and applied to Your Contract. If this benefit is elected after Your Contract is issued, the Contract Value on the Effective Date of the Endorsement is considered a Purchase Payment for purposes of calculating the GMAV Base and charges.

Time Elapsed Since Effective Date    Percentage Included in the GMAV Calculation
---------------------------------    -------------------------------------------
             0-90 Days                                 100%
         91 Days to 1 Year                              0%
         More than 1 Year                               0%

Spousal Continuation
If Your Spousal Beneficiary elects to continue the Contract prior to the GMAV Date, the Spousal Beneficiary cannot terminate the GMAV Benefit. All of the terms and conditions of the Endorsement will remain inforce. The Effective Date and the GMAV Date, as shown on page one of this Endorsement, will not change as a result of Spousal Continuation.

Termination
Once elected and prior to the GMAV Date, this Endorsement and its corresponding charge cannot be terminated unless one of the following occurs:

        (a) A Death Benefit is paid (as described under the Death Provisions section of Your Contract); or
        (b) The Contract is fully withdrawn; or
        (c) The Contract is annuitized.

Absent the occurrence of one of the above, this Endorsement terminates on the GMAV Date.

Signed for the Company on the Effective Date.

FIRST SUNAMERICA LIFE INSURANCE COMPANY


      /s/ Jay S. Wintrob
--------------------------------
        Jay S. Wintrob
          President


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